MSB FINANCIAL CORP. Announces Quarterly Results

MILLINGTON, N.J., October 30, 2008 -- MSB Financial Corp. (Nasdaq: 'MSBF') (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $171,000 for the three months ended September 30, 2008. This compares to net income of $126,000 for the quarter ended September 30, 2007 and net income of $82,000 for the quarter ended June 30, 2008.

Net interest income for the quarter ended September 30, 2008 was $2.1 million, as compared to $2.0 million for the quarter ended June 30, 2008 and $1.8 million for the quarter ended September 30, 2007. The interest rate spread for the September 30, 2008 quarter was 2.40%, compared to 2.26% for the quarter ended June 30, 2008 and 2.17% for the September 2007 quarter. The average yield on interest earning assets for the September 2008 quarter was 5.66% compared to 5.68% for the quarter ended June 30, 3008 and 6.13% for the September 2007 quarter. The average cost of interest bearing liabilities for the September 30, 2008 quarter was 3.26% compared to 3.43% for the quarter ended June 30, 2008 and 3.96% for the September 2007 quarter.

The provision for loan losses was $65,000 during the quarter ended September 30, 2008, an increase over the $40,000 provided during the quarter ended June 30, 2008, and the $15,000 provided during the quarter ended September 30, 2007. The increase is largely the result of increases in the loan portfolio and the balance of nonperforming loans.

Noninterest expense was $1.9 million for both the quarters ended September 30 and June 30, 2008, and $1.8 million for the quarter ended September 30, 2007. The increase for the quarters ending September 30 and June 30, 2008 as compared to the quarter ended September 30, 2007 resulted primarily from increases in directors compensation costs, advertising, and other expense; partially offset by a decrease in service bureau fees. Between the September 2007 and September 2008 quarters there were increases of $21,000 in directors’ compensation expense, $45,000 in occupancy and equipment expenses, $29,000 in advertising expenses and $89,000 in other expense, offset in part by a decrease of $38,000 in service bureau fees. The increases in occupancy and equipment and advertising expenses were partly due to the opening of the Bernardsville branch office at the end of August 2008. The increase in directors’ compensation was due to the cost of the Stock Option Plan implemented in May 2008. The increase in other expense was related to increases in FDIC expense and other miscellaneous operating expenses during the quarter ended September 30, 2008. The decrease in service bureau fees was due to the reclassification of telecommunication expense.

Total assets were $319.2 million at September 30, 2008, compared to $308.1 million at June 30, 2008 due primarily to a $7.9 million increase in loans receivable, net. Deposits were $226.8 million at September 30, 2008, compared to $225.4 million at June 30, 2008. FHLB advances were $47.6 million at September 30, 2008, up from $37.1 million at June 30, 2008. The increase in FHLB advances was primarily due to increased loan demand. Total equity was $42.4 million, compared to $43.4, primarily due to the repurchase of $1.0 million in treasury stock.

Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to as number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.
Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP

(Dollars in Thousands)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At September 30,	At June 30,
	2008	2008

Total assets	$319,231	$308,058

Cash and cash equivalents	7,630	4,695

Loans receivable, net	262,230	254,290

Securities held to maturity	27,763	28,743

Deposits	226,805	225,371

Federal Home Loan Bank advances	47,608	37,068

Total stockholders' equity	42,421	43,396

Summary of Operations:
	(Unaudited)
	For the Three Months Ended,
	September 30,	June 30,	September 30,
	2008	2008	2007

Total interest income	$4,161	$4,148	$4,103

Total interest expense	2,062	2,176	2,280

Net interest income	2,099	1,972	1,823

Provision for loan losses	65	40	15

Net interest income after provision
for loan losses	2,034	1,932	1,808

Noninterest income	166	125	159

Noninterest expense	1,923	1,936	1,783

Income before taxes	277	121	184

Income tax provision	106	39	58

Net income	$171	$82	$126

Net income per common share:

basic and dilute	$0.03	$0.02	$0.02

Weighted average number of common stock	5,305,058	5,429,817	5,428,104
Outstanding

Performance Ratios
	(Unaudited)
	For the Three Months Ended,
	September 30,	June 30,	September 30
	2008	2008	2007
Return on average assets (ratio of net income
To average total assets)	0.22%	0.11%	0.18%

Return on average equity (ratio of net income
to average equity)	1.60	0.74	1.16

Net interest rate spread	2.40	2.26	2.17

Net interest margin on average interest-earning
Assets	2.85	2.70	2.72

Average interest-earning assets to average
interest-bearing liabilities	116.26	114.98	116.29

Operating expense ratio (noninterest expenses
to average total assets)	2.46	2.50	2.51

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	84.90	92.32	89.96

Asset Quality Ratios:

Non-performing loans to total loans	2.80	2.00	1.07

Non-performing assets to total assets	2.36	1.70	0.92

Net charge-offs to average loans outstanding	0.00	0.07	0.00

Allowance for loan losses to non-performing loans	14.49	19.79	35.90

Allowance for loan losses to total loans	0.41	0.40	0.39

Capital Ratios:

Equity to total assets at end of period	13.29	14.09	15.17

Average equity to average assets	13.67	14.39	15.34

Number of Offices	5	4	4